SECURITIES AND EXCHANGE COMMISSION

                                  Washington, D. C. 20549

                                          Form 8-K

                                       CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 2, 1999


         Delaware                     0-1500              36-1050870
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(State of other jurisdiction         (Commission         (IRS Employer
  of incorporation)                  File Number)       Identification No.)



36 South State Street, Chicago, Illinois                  60603
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(Address of principal executive offices                 (Zip Code)



Registrants telephone number
     including area code:                               (312)855-2160






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   (Former name or former address, if changed
    since last report)

Item 5. Other Events

        As reported by a press release dated June 2, 1999 a copy of which is attached hereto as Exhibit 99, Registrant announced the decision to consolidate its fur and apparel retail store network in the Chicago area through the closing of three of its nine Chicago area stores.




                                   SIGNATURES
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                EVANS, INC.
                                                -----------
                                               (Registrant)


                                                By_____________________

                                                   Samuel B. Garber
                                                   Vice President and
                                                   General Counsel

EVANS, INC. ANNNOUNCES STORES CONSOLIDATION

CHICAGO, IL June 2, 1999-Evans, Inc. (NASDAQ:EVAN) today announced the decision to consolidate its fur and apparel store network through the closing of three of its nine Chicago-area stores.

Scheduled to close around July 31, 1999 are stores at Yorktown Shopping Center, Lombard; Harlem Irving Plaza, Norridge; and Orland Square Shopping Center, Orland Park. Approximately 40 employees will be affected by the closings.

Robert K. Meltzer, President and Chief Executive Officer, said,
'The consolidation of our retail store network will enable us to focus our resources on a homogenous group of stores that will continue to serve our demographic customer base.'

Meltzer said there are no plans for additional Chicagoland store closings. 'We have successfully perservered through a number of business cycles in our 70-year history. Our fur business has been negatively impacted by two consecutive warm winters, but fur is very much in fashion and the economy remains strong. With our leaner, more focused retail marketing strategy, we are optimistic about a financial turnaround.'

Ongoing company-owned stores in the Chicago area are located at 36 South State Street; Ford City Shopping Center, Chicago; River Oaks Shopping Center, Calumet City; North Riverside Shopping Center, North Riverside; and two stores at Evergreen Plaza Shopping Center, Evergreen Park.

Founded in 1929, Evans, Inc. is the nations largest retail fur merchandiser. In addition to fur, the company-owned Chicagoland stores also feature womens apparel and fur services. Fifteen company-owned stores are located in the Metropolitan Chicago, Austin, Dallas, and Washington, D.C. areas. The company also operated leased departments in 54 locations in major department store chains nationwide. Evans, Inc.s website can be accessed at www.evansfurs.com.